FOR IMMEDIATE RELEASE
Contact:
Hanif Jamal
Chief Financial Officer
Tel: 303-845-3377
Email: investors@dothill.com

Jodi Bochert
Investor Relations
Tel: 303-845-3469
Email: investors@dothill.com

Kirsten Chapman
LHA Investor Relations
Tel: 415-433-3777
Email: dothill@lhai.com

Dot Hill Systems Updates Guidance for Fourth Quarter and Full Year 2013 Financial Results

Longmont, CO - January 9, 2014 - Dot Hill Systems Corp. (NASDAQ:HILL), a leading provider of SAN storage solutions, announced it has updated its guidance for the fourth quarter and full year of 2013. Management now expects non-GAAP net revenue to be in the range of $59.0 million to $59.5 million and non-GAAP fully diluted EPS to be between $0.05 and $0.07, above the prior non-GAAP revenue guidance of $53 million to $58 million and non-GAAP EPS range of $0.03 to $0.06, provided on November 8, 2013. The Company now anticipates full-year 2013 non-GAAP revenue to be in the range of $208 million to $208.5 million, which exceeds prior revenue guidance of $202 million to $207 million given on November 8, 2013. Management expects non-GAAP fully diluted EPS in the range of $0.16 to $0.18 compared to prior guidance of $0.14 to $0.17.

“With excellent execution of our growth strategy, 2013 was a milestone year for Dot Hill in which we expect to report a full year GAAP and non-GAAP profit with strong revenue growth,” stated Dana Kammersgard, chief executive officer. “Our vertical markets business continued its strong traction, and we expect 42% year-over-year growth in 2013 compared to 39% in 2012 and 34% in 2011. More importantly, during 2013, we announced many new flagship vertical markets’ customers that we expect will be the foundation for continued growth into 2014 in Big Data, Oil and Gas and in Media and Entertainment.”

The Company has not completed its 2013 financial review process and stated that there may be a number of items that could impact its current estimated fourth quarter and full year 2013 financial results. The results and conclusions of these assessments could impact the Company’s fourth quarter and full year 2013 GAAP and Non-GAAP financial results.

“We expect to report strong fourth quarter 2013 financial results with revenue growth of approximately 28% and 12% on a year-over-year and sequential basis, respectively,” said Hanif Jamal, chief financial officer, Dot Hill Systems. “Based on these results, 2013 is shaping up to be transformational for us, with year-over-year revenue growth that is projected to well exceed that of the data storage industry, strong gross margin improvement, relatively flat operating expenses and a significant improvement in operating profitability. We will provide you with our first quarter 2014 outlook on our fourth quarter 2013 earnings call.”

The Company stated that it planned to review its strategy and accomplishments at several investor conferences in January, including the Sidoti Conference in New York City on January 13, the Needham Conference on January 16 in New York City, and the Noble Financial Conference, in Southern Florida on January 20.
About Non-GAAP Financial Measures
The Company’s non-GAAP financial measures exclude the impact of stock-based compensation expense, legal settlements and associated expenses, intangible asset amortization, restructuring and severance charges, charges or credits for contingent consideration adjustments, charges for impairment of goodwill and other long-lived assets, specific and significant warranty claims arising from a supplier’s defective products, the impact of our discontinued AssuredUVS software business and the effects of foreign currency gains or losses. The non-GAAP financial measures include the recognition of revenues and directly related costs associated with long-term AssuredVRA software contracts, which were deferred and amortized in the Company’s GAAP financial statements. The Company used these non-GAAP measures when evaluating its financial results as well as for internal resource management, planning and forecasting purposes. These non-GAAP measures should not be viewed in isolation from or as a substitute for the Company’s financial results in accordance with GAAP.
About Dot Hill
Leveraging its proprietary Assured family of storage solutions, Dot Hill solves many of today’s most challenging storage problems - helping IT to improve performance, increase availability, simplify operations, and reduce costs. Dot Hill’s solutions combine breakthrough software with the industry’s most flexible and extensive hardware platform and automated management to deliver best in class solutions. Headquartered in Longmont, Colorado, Dot Hill has offices and/or representatives in China, Germany, India, Japan, Singapore, the United Kingdom, and the United States.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding Dot Hill’s projected financial results and operating metrics for the fourth quarter and full year of 2013, Dot Hill’s financial performance in 2013 relative to the data storage industry generally, future opportunities for additional business and prospects for Dot Hill’s continued growth. The risks that contribute to the uncertain nature of the forward-looking statements include, among other things: the risk that actual financial results for the fourth quarter and full year of 2013 may be different from the financial guidance provided in this press release; the risks associated with macroeconomic factors that are outside of Dot Hill’s control; the risk that projected future opportunities may never fully develop into ongoing business relationships and/or binding contractual agreements; the fact that no Dot Hill customer agreements provide for mandatory minimum purchase requirements; the risk that one or more of Dot Hill’s OEM or other customers may cancel or reduce orders, not order as forecasted or terminate their agreements with Dot Hill; the risk that Dot Hill’s new products may not prove to be popular; the risk that one or more of Dot Hill’s suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill; the risk that vertical markets’ sales may not ramp as expected; unforeseen product quality, technological, intellectual property, personnel or engineering issues and any costs that may result from such issues; and the additional risks set forth in Dot Hill’s most recent Form 10-Q and Form10-K filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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